Exhibit 8.2

Form of Opinion of Alston & Bird LLP as to Tax Matters

[date], 2011

Whitney Holding Corporation

Suite 626 Whitney Building

228 St. Charles Avenue

New Orleans, Louisiana 70130

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Hancock Holding Company, a Mississippi corporation (“Hancock”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed merger of Whitney Holding Corporation, a Louisiana corporation, with and into Hancock.

We have participated in the preparation of the discussion set forth in the section entitled “UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,